Exhibit 99(a)(1)(R)

[FORM OF REMINDER OF EXPIRATION OF STOCK OPTION EXCHANGE PROGRAM]

Reminder — Offer to Exchange Expiration Date is Approaching

This is to remind you that the offer to exchange is scheduled to expire at 9:00 p.m., Pacific Time, on November 18, 2009. We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible option grants, you must complete your Election Form and submit it to us so that we receive it before the time at which the offer expires.

You may notify EA’s Stock Administration Department of your election in one of the following two ways:

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By making an election online at the exchange program intranet portal, which is available at http://stock.ea.com/Stock/Exchange/. Your online election must be submitted online before the expiration date deadline.

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If you are unable to access the intranet portal at http://stock.ea.com/Stock/Exchange/, contact Stock Administration to request a pdf version of the Election Form. You will be required to print, complete, sign, and return the Election Form to EA’s Stock Administration Department according to the instructions contained in the Election Form so that it is received before the expiration date deadline.

ALL ELECTIONS MUST BE SUBMITTED BEFORE 9:00 P.M., PACIFIC TIME, ON NOVEMBER 18, 2009. UNLESS WE EXTEND THIS DEADLINE, THERE WILL BE NO EXCEPTIONS. IF YOU DO NOT SUBMIT AN ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN OUTSTANDING WITH THEIR CURRENT EXERCISE PRICES AND TERMS.

If you have any questions, please telephone Stock Administration at +1 (650) 628-2600 (extension 82600) or send an email to optionexchange@EA.com.

Thank you,